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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
of First Place Financial Corporation

We consent to the incorporation by reference in the proxy statement-prospectus included in this registration statement on Form S-4 of Wells Fargo & Company of our report dated January 22, 1999, with respect to the consolidated balance sheets of First Place Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.


/s/ KPMG LLP

Albuquerque, New Mexico
November 8, 1999